Exhibit 99.1

Seattle Genetics Reports Strong Pipeline Progress and Second Quarter 2009 Financial Results

-Company expects to complete enrollment in pivotal trial of brentuximab vedotin (SGN-35) during the third quarter of 2009-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — July 23, 2009 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2009. The company also highlighted recent product development progress.

“The second quarter featured strong clinical data presentations with SGN-35, now named brentuximab vedotin, that continue to demonstrate a compelling objective response rate and tolerability profile in patients with Hodgkin lymphoma or systemic anaplastic large cell lymphoma (ALCL),” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In both of our phase I clinical trials, brentuximab vedotin achieved complete or partial responses in greater than 50 percent of patients treated at the higher dose levels. These data reinforce the potential of brentuximab vedotin and are supportive of our aggressive development plans. We expect to complete accrual to the ongoing pivotal trial for Hodgkin lymphoma in the third quarter of 2009, and we also recently initiated a phase II trial in systemic ALCL. We ended the second quarter financially strong, with $190 million in cash and investments, including a $4 million upfront payment received under our new antibody-drug conjugate (ADC) collaboration with Millennium: The Takeda Oncology Company. We anticipate continued milestone momentum across our product pipeline and by our ADC collaborators over the remainder of 2009.”

Recent and Planned Pipeline and ADC Collaborator Highlights

Brentuximab vedotin (SGN-35)

•	Given robust enrollment to the Hodgkin lymphoma pivotal trial, expect to complete accrual in the third quarter of 2009

•	Reported a median duration of response of at least 7.3 months from an every three week dosing phase I trial (European Hematology Association (EHA) 14th Congress)

•

Reported that the objective response rate for patients treated at doses of 1.2 milligrams per kilogram (mg/kg) and higher every three weeks was 54 percent based on investigator assessment, compared to 57 percent based on independent review, demonstrating high concordance between the two assessments (EHA 14th Congress)

•

Presented data from an ongoing phase I weekly-dosing clinical trial demonstrating that, among 20 evaluable patients treated at doses of 0.8 mg/kg and higher, 60 percent achieved an objective response, including 50 percent with complete responses (American Society of Clinical Oncology (ASCO) 2009 Annual Meeting)

•

In both phase I clinical trials, brentuximab vedotin has been generally well tolerated. The majority of adverse events have been Grade 1 and 2, with the most common being fatigue, fever, peripheral neuropathy, neutropenia, diarrhea and nausea

•	Initiated a phase II clinical trial for patients with relapsed or refractory systemic ALCL

•	Obtained brentuximab vedotin as the SGN-35 U.S. Adopted Name (USAN), a nonproprietary designation for the product candidate

•	Preparing to initiate a clinical trial to assess retreatment of patients who previously received brentuximab vedotin therapy

•	Planning to present additional phase I data in the second half of 2009

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Evaluating and planning multiple trials of brentuximab vedotin both as a single agent and in combination with chemotherapy for additional relapsed and refractory therapeutic settings, front-line therapy and other CD30-positive malignancies

Dacetuzumab (SGN-40)

•	Presented data showing a correlation between a diagnostic gene signature and sensitivity to treatment with dacetuzumab in patients with diffuse large B-cell lymphoma (ASCO 2009 Annual Meeting)

•	Expect to report clinical data from multiple ongoing clinical trials of dacetuzumab for non-Hodgkin lymphoma and multiple myeloma later in 2009

Lintuzumab (SGN-33)

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Reported data from a single-agent dose-escalation phase I clinical trial demonstrating multiple objective responses at well-tolerated doses in patients with acute myeloid leukemia (AML) and that 47 percent of AML patients treated across all dose levels experienced reductions in tumor blasts compared to baseline (EHA 14th Congress)

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Continued patient treatment in a randomized phase IIb trial of lintuzumab plus low-dose chemotherapy for patients 60 years and older with AML to determine if the combination extends overall survival. The trial, which is event driven, is expected to yield data in the first half of 2010.

SGN-70

•	Initiated treatment of patients with autoimmune disease in a phase I trial, following completion of the healthy volunteer portion of the study

SGN-75

•	Advanced investigational new drug (IND)-enabling activities towards a planned IND submission in the second half of 2009 for CD70-positive hematologic malignancies and solid tumors

ASG-5ME (formerly AGS-5 ADC)

•	In collaboration with Agensys, a wholly-owned subsidiary of Astellas Pharma, advanced a novel ADC for solid tumors towards a planned IND submission in the first half of 2010

ADC Collaborations

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Entered into a new ADC collaboration with Millennium: The Takeda Oncology Company, under which Seattle Genetics received a $4 million upfront payment and is entitled to receive progress-dependent milestone payments and mid-single digit royalties on any resulting ADC products

Second Quarter and Six Month 2009 Financial Results

Revenues in the second quarter of 2009 were $9.4 million, compared to $10.0 million in the second quarter of 2008. For the first six months of 2009, revenues were $18.6 million, up from $17.1 million in the first six months of 2008. Revenues are primarily driven by the earned portion of the upfront fee, reimbursements and milestone payments received under the company’s dacetuzumab collaboration with Genentech. Revenues also reflect amounts earned under the company’s ADC collaborations.

Total operating expenses for the second quarter of 2009 were $32.7 million, compared to $27.6 million for the second quarter of 2008. For the first six months of 2009, total operating expenses were $70.1 million, compared to $53.7 million in the first six months of 2008. The planned increases in 2009 were primarily driven by clinical development and manufacturing activities for brentuximab vedotin. Non-cash, share-based compensation expense for the first six months of 2009 was $5.4 million, compared to $5.0 million for the same period in 2008.

Net loss for the second quarter of 2009 was $22.5 million, or $0.26 per share, compared to $16.0 million, or $0.20 per share, for the second quarter of 2008. For the six months ended June 30, 2009, net loss was $49.7 million, or $0.59 per share, compared to $33.1 million, or $0.43 per share, for the same period in 2008.

As of June 30, 2009, Seattle Genetics had $189.9 million in cash and investments, compared to $192.4 million as of March 31, 2009. Cash and investments as of June 30, 2009 reflect net proceeds of approximately $11.5 million from the company’s sale of 1,178,163 shares of common stock in a private placement to Baker Brothers Life Sciences, L.P., which was approved at the company’s annual stockholders meeting on May 15, 2009.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (877) 941-8610 (domestic) or (480) 629-9818 (international). The access code is 4114066. A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4114066. The telephone replay will be available until 4:00 p.m. PT on July 27, 2009.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin (SGN-35), is in a pivotal trial under a special protocol assessment with the FDA. Brentuximab vedotin is empowered by Seattle Genetics’ proprietary ADC technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has three other product candidates in ongoing clinical trials: dacetuzumab (SGN-40), lintuzumab (SGN-33) and SGN-70. Dacetuzumab is being developed under a worldwide collaboration with Genentech (a wholly-owned member of the Roche Group). Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, a subsidiary of Astellas Pharma. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of its product candidates, including brentuximab vedotin, initiation of future clinical trials, and data availability from ongoing clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support continued development or, in the case of our pivotal trial, an application for marketing approval in the United States or any other country. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
Assets
Cash, cash equivalents, short and long term investments	$189,937	$160,708
Other assets	22,884	27,009

Total assets	$212,821	$187,717

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$19,159	$15,879
Deferred revenue and long-term liabilities	93,572	92,820
Stockholders’ equity	100,090	79,018

Total liabilities and stockholders’ equity	$212,821	$187,717

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$9,408	$10,004	$18,550	$17,089
Expenses
Research and development	28,712	23,499	61,958	45,651
General and administrative	4,019	4,094	8,175	8,029

Total operating expenses	32,731	27,593	70,133	53,680

Loss from operations	(23,323)	(17,589)	(51,583)	(36,591)
Investment income, net	852	1,561	1,844	3,451

Net loss	$(22,471)	$(16,028)	$(49,739)	$(33,140)

Basic and diluted net loss per share	$(0.26)	$(0.20)	$(0.59)	$(0.43)

Weighted-average shares used in computing basic and diluted net loss per share	86,200	79,277	84,880	77,768